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                                                                     EXHIBIT 4.1

                               OSI SYSTEMS, INC.

                         EMPLOYEE STOCK PURCHASE PLAN

  1. Establishment of the Plan; Purpose. This Employee Stock Purchase Plan (the "Plan") was established to provide Eligible Employees with an opportunity through regular payroll deductions to purchase Common Stock of OSI Systems, Inc., a California corporation, so that they may increase their proprietary interest in OSI Systems, Inc. The Plan was adopted by the Board of Directors of OSI Systems, Inc. on August 6, 1998. The Plan is intended to qualify as an "employee stock purchase plan" under Section 423 of the Internal Revenue Code ("qualified employee stock purchase plan").

  2. Definitions.  As used herein, the following definitions shall apply:

  (a) "Board of Directors" means the Committee if one has been appointed, or the Board of Directors of OSI Systems, Inc. if no Committee has been appointed.

  (b) "Code" means the Internal Revenue Code of 1986, as amended.

  (c) "Committee" means the committee appointed by the Board of Directors of OSI Systems, Inc. to administer the Plan in accordance with Section 3 below, if one is appointed.

  (d) "Company" means (i) OSI Systems, Inc., (ii) each of the existing Subsidiaries, as defined in Section 425 of the Code, of OSI Systems, Inc. that are incorporated in the United States, and (iii) any such other or future Subsidiaries as the Board of Directors of OSI Systems, Inc. shall from time to time designate. Until the Board of Directors of OSI System, Inc. determines otherwise, the term "Company" shall not refer to or include any Subsidiary incorporated outside of the United States.

  (e) "Compensation" means the annual base rate of pay of a Participant as of the first day of an Offering Period, determined in accordance with nondiscriminatory rules adopted by the Board of Directors, including commissions, but excluding bonuses, income with respect to stock options or other stock purchases, moving expense reimbursements, shift differentials or any pay for work outside the regular work schedule.

  (f) "Eligible Employee" means any regular employee of the Company whose date of hire was at least six (6) months prior to the commencement of an Offering Period, who is customarily employed for at least 20 hours per week and more than five (5) months in any calendar year.

  (g) "Fair Market Value" of a share of Stock means the value of a share as determined by the Board of Directors.

  (h) "Offering Date" means the first day of each Offering Period.

  (i) "Offering Period" means, in the absence of a specific determination to the contrary by the Board of Directors or the Committee, the six (6) month period beginning on January 1 and July 1 of each year, but in no event shall an Offering Period exceed twenty-four (24) months.

  (j) "Option" means the right of a Participant to purchase Stock during the applicable Offering Period.

  (k) "Participant" mean an Eligible Employee who elects to participate in the Plan.

  (l) "Plan Account" means the account established for each Participant pursuant to the Plan.

  (m) "Purchase Price" means the price at which Participants may purchase Stock as determined pursuant to the Plan.

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  (n) "Stock" means the Common Stock of OSI Systems, Inc.

  (o) "Subsidiary" means a corporation a majority of whose voting shares are owned by OSI Systems, Inc.

  3. Administration. The Plan shall be administered by the Board of Directors and/or by a duly appointed Committee consisting of not less than three persons, at least one of which shall be a member of the Board of Directors, and having such powers as shall be specified by the Board. The Board of Directors may from time to time remove members from, or add members to, the Committee. Vacancies on the Committee shall be filled by the Board of Directors. The Committee shall select one of its members as Chairman, and shall hold meetings at such times and places as it may determine. The interpretation and construction by the Board of Directors or the Committee of any provision of the Plan or of any right to purchase Stock shall be conclusive and binding on all persons.

  4. Number of Shares to be Offered. The aggregate number of shares reserved for issuance under the Plan shall be 200,000 shares of Stock, subject to adjustment as provided in Section 8 hereof. In the event that any Option granted under the Plan expires or is terminated for any reason, such shares allocable to the unexercised portion of such Option shall again be subject to an Option under the Plan.

  5. Eligibility and Participation.

  (a) Initial Participation. An Eligible Employee shall become a Participant on the Offering Date after satisfying the eligibility requirements by delivering to the Company's payroll office an enrollment form authorizing payroll deductions not less than ten (10) business days prior to such Offering Date. An Eligible Employee who did not enroll in the Plan prior to the Offering Date, or a person who becomes an Eligible Employee after an Offering Date, may enroll in the Plan for the next Offering Period as of the beginning of the next Offering Period by completing and filing an enrollment form prior to the commencement date of such Offering Period.

  (b) Continued Participation. A Participant shall automatically participate in each successive Offering Period until such time as such Participant withdraws from the Plan as set forth below. A Participant is not required to file any additional enrollment forms for subsequent Offering Periods in order to continue participation in the Plan.

  (c) Payroll Deduction Rate. The Participant shall designate on the enrollment form the percentage of Compensation which he or she elects to have withheld for the purchase of Stock, which may be any whole percentage from 1% to 10% of the Participant's Compensation. A Participant may reduce (but not increase) the rate of payroll withholding during an Offering Period by filing an amended enrollment form with the Committee at any time prior to the last day of any Offering Period (for which such change is to be effective), but not more than three (3) changes may be made in any Offering Period (or such other number of changes as may be approved by the Board or the Committee). A Participant may increase or decrease the rate of payroll deduction for any subsequent Offering Period by filing with the Company a new authorization for payroll deductions not less than ten (10) days prior to the Offering Date for such subsequent Offering Period.

  By enrolling in the Plan, a Participant shall be deemed to have elected to purchase the maximum number of whole shares of Stock which can be purchased with the amount of the Participant's Compensation which is withheld during the Offering Period; provided, however, that with respect to any Offering Period no Participant may purchase shares of Stock in excess of the amount permitted under Section 9.

  (d) Preconditions to Options. Any Options granted pursuant to the Plan shall be subject to the Company obtaining all necessary governmental approvals and/or qualifications of the sale and/or issuance of Options and/or Stock.

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  (e) Purchase Price. The Purchase Price for, each share of Stock to be purchased under the Plan shall be eighty-five percent (85%) of the Fair Market Value of such share on either (i) the Offering Date or (ii) the last day of each Offering Period, whichever is less.

  (f) Contributions. The Purchase Price of the Stock shall be accumulated by payroll deductions throughout the Offering Period, which shall be applied automatically to purchase Stock at the end of each Offering Period. In the absence of a contrary determination prior to the commencement of an Offering Period, each Offering Period shall have a six-month duration. At the end of each Offering Period, accrued payroll deductions will be automatically applied to the purchase of Stock at the Purchase Price as hereinabove defined. Payroll deductions shall commence on the first payday following the Offering Date and shall continue to the end of the Offering Period unless sooner altered or terminated as provided in the Plan.

  (g) Effect of Leave of Absence. During a leave of absence approved by the Company, a Participant may, for such period as the Committee shall deem reasonable, continue contributions to the Plan by making cash payments to the Company on his normal paydays in an amount equal to the difference between the amount of his regular payroll deductions taken while such employee was participating under the Plan and the amount of his payroll deductions taken while on such leave of absence. Failure to pay any installment within ten (10) days after the payday on which it is due shall be treated as a withdrawal from the Plan.

  (h) Purchase of Stock. The Company will maintain a Plan Account on its books in the name of each Participant. On each payday the amount deducted from the Participant's Compensation will be credited to the Participant's Plan Account. No interest shall accrue on any such payroll deductions. As of the last day of each Offering Period the amount then in the Participant's Plan Account will be, divided by the Purchase Price and the amount in the Participant's Plan Account shall be used to purchase the number of whole shares of Stock which result. Stock certificates representing the number of shares of Stock so purchased shall be issued and delivered to the Participant as soon as reasonably practicable after the close of each Offering Period. Any amount remaining in the Participant's Plan Account at the end of an Offering Period after deducting the amount of the Purchase Price for the number of whole Shares issued to the Participant shall be refunded to the Participant, without interest.

  (i) Withdrawal. A Participant may elect to withdraw from participation in the Plan at any time up to the last day of an Offering Period by filing the prescribed, form with the Committee. At the time of withdrawal the amount credited to the Participant's Plan Account will be refunded in cash, without interest. Upon withdrawal from the Plan, the accumulated payroll deductions shall be returned to the withdrawn Participant and the withdrawn Participant's interest in the Plan shall terminate. In the event a Participant voluntarily elects to withdraw from the Plan, such Participant may not resume participation in the Plan until after the expiration of one complete Offering Period; re-enrollment shall be made in the same manner as set forth above for initial participation in the Plan.

  (j) Pro Rata Allocation. In the event that the aggregate number of shares which all Participants elect to purchase during an Offering Period shall exceed the number of shares remaining available for issuance under the Plan, the number of shares to which each Participant shall become entitled shall be determined by multiplying the number of shares available for issuance, by a fraction, the numerator of which is the sum of the number of shares the Participant has elected to purchase and the denominator of which is the sum of the number of shares which all Participants have elected to purchase.

  6. Effect of Termination of Employment. Termination of a Participant's employment for any reason, including retirement or death, or the failure of a Participant to remain an Eligible Employee shall be treated as a withdrawal under the Plan. In the event of the Participant's death, a refund of the Participant's Plan Account shall be paid, without interest, to the representative of the Participant's estate.

  7. Rights Not Transferable. The rights or interests of any Participant in the Plan, in any Option granted under the Plan, or in any Stock or moneys to which he or she may be entitled under the Plan, shall not be

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transferable by voluntary or involuntary assignment or by operation of law, or by any other manner otherwise than by will or the applicable laws of descent and distribution. During Participant's lifetime, any Option of such Participant may be exercised only by him or her. If the Participant shall in any manner attempt to transfer, assign or otherwise encumber his or her rights or interests under the Plan, other than by will, such act shall be treated as a withdrawal from the Plan.

  8. Recapitalization, Etc. Subject to any required action by the shareholders of the Company, the number of shares of Stock covered by each Option under the Plan which has not yet been exercised and the number of shares of Stock which have been authorized for issuance under the Plan but have not yet been placed under an option (collectively, the "Reserves"), as well as the price per share of Stock covered by each option under the Plan which has not yet been exercised, shall be proportionately adjusted for any increase or decrease in the number of issued shares of stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of Stock, or any other increase or decrease in the number of shares of Stock effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been effected without receipt of consideration. Such adjustment shall be made by the Board, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issuance by the Company of shares of capital stock of any class shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Stock subject to an Option.

  In the event of a proposed dissolution or liquidation of the Company, the Offering Period will terminate immediately prior to the consummation of such proposed action, unless otherwise provided by the Board. In the event of a proposed sale of all or substantially all of the assets of the Company, or the merger of the Company with or into another corporation, each Option under the Plan shall be assumed or an equivalent option shall be substituted by such successor corporation, unless the Board determines, in the exercise of its sole discretion and in lieu of such assumption or substitution, that the Participant shall have the right to exercise the Option as to all of the optioned Stock, including shares as to which the option would not otherwise be exercisable. If the Board makes an option fully exercisable in lieu of assumption or substitution in the event of a merger or sale of assets, the Board shall notify the Participant that the Option shall be fully exercisable for a period of thirty (30) days from the date of such notice, and the Option will terminate upon the expiration of such period.

  The Board may also, if it so determines in the exercise of its sole discretion, make provision for adjusting the Reserves, as well as the price per share of Stock covered by each outstanding Option, in the event that the Company effects one or more reorganizations, recapitalizations, rights offerings or other increases or reductions of shares of its outstanding Stock, and in the event of the Company being consolidated with or merged into any other corporation.

  9. Limitation on Stock Ownership. Notwithstanding any provision herein to the contrary, no Participant shall be granted a right to purchase Stock pursuant to Section 5 if such Participant, immediately after electing to purchase such Stock, would own Stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of OSI Systems, Inc. or any parent or Subsidiary of OSI Systems, Inc., or (ii) if under the terms of the Plan the rights of the employee to purchase Stock under this and all other qualified employee stock purchase plans of OSI Systems, Inc. or its Subsidiaries would accrue at a rate that exceeds $25,000 of fair market value of such Stock (determined at the time such right is granted) for each calendar year for which such right is outstanding at any time. For purposes of this Section 9, ownership of Stock shall be determined by the attribution rules of Section 424(d) of the Code and Participants shall be considered to own any Stock which they have a right or option to purchase under this or any other plan.

  10. Rights as an Employee. Nothing in the Plan shall be construed to give any Participant the right to remain in the employ of the Company or a Subsidiary or to affect the right of the Company and its Subsidiaries or the Participant to terminate such employment at any time with or without cause.

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  11. Rights as a Shareholder. A Participant shall have no rights as a shareholder with respect to any shares of Stock he or she may have a right to purchase under the Plan until the date of issuance of a stock certificate to such Participant for shares issued pursuant to the Plan. The Company shall provide its financial statements to each Participant at least annually.

  12. Amendment or Termination of the Plan. The Board of Directors shall have the right to amend, modify or terminate the Plan at any time without notice, provided that no Participant's existing rights are adversely affected thereby, and provided further that no amendment to the Plan shall be effective until such amendment is approved by a vote of the holders of at least a majority of the outstanding shares of Common Stock of the Company within twelve month before or after the date upon which such action is taken by the Board of Directors, if such amendment would:

  (a) Increase the aggregate number of shares of Stock to be issued under the Plan (except as provided in Section 8 hereof);

  (b) Materially modify the requirements for eligibility to participate in the Plan;

  (c) Increase the maximum number of shares of Stock which a Participant may purchase in any Offering Period;

  (d) Extend the term of the Plan;

  (e) Alter the Purchase Price formula so as to reduce the price for shares of Stock to be purchased under the Plan;

  (f) otherwise materially increase the benefits accruing. to Participants under the Plan; or

  (g) Cause the Plan to fail to meet the requirements of an "employee stock purchase plan" under Section 423 of the Code.

  The Plan shall terminate on the date prior to the tenth anniversary of its adoption, if it has not been earlier terminated pursuant to this Section 13, but the Plan shall remain in full force and effect until the end of the Offering Period then in effect.

  13. Shareholder Approval. Continuance of the Plan and the effectiveness of any Option granted hereunder shall be subject to approval of the Plan by the affirmative vote or written consent of the holders of a majority of the outstanding shares of Stock of the Company present or represented and entitled to vote thereon, within 12 months after the date of adoption of this Plan by the Board of Directors.

  14. Governing Law. To the extent not governed by federal law, all legal questions pertaining to the Plan shall be determined in accordance with the laws of the State of California.

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